NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (February 5, 2007) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended December 31, 2006, of $4,574,000 or $0.55 per share. This compares to net income of $5,666,000 or $0.68 per share for the quarter ended September 30, 2006, and compares to net income of $5,209,000 or $0.62 per share for the quarter ended December 31, 2005. The decrease in earnings for the quarter ended December 31, 2006, was primarily the result of continued pressure on the net interest margin and a difficult mortgage-lending environment.
     During the quarter ended December 31, 2006, the company paid a quarterly dividend on common stock of $0.225 per share. During the quarter ended December 31, 2005, the company paid a quarterly dividend on common stock of $0.225 per share and a special dividend of $0.225 per share.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates five offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park and Leawood, Kansas.

                (Financial Highlights Schedule Attached)




NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended
                                        -------------------------------------
                                         12/31/06      9/30/06      12/31/05
                                        -------------------------------------
EARNINGS DATA:
Net interest income                    $   10,699       11,109       12,260
Provision for loan losses                     126          337           65
Non-interest income                         5,495        6,740        5,841
Non-interest expense                        8,629        8,298        9,897
Income tax expense                          2,865        3,548        2,930
                                           -------      -------      -------
   Net income                          $    4,574        5,666        5,209
                                           =======      =======      =======
FINANCIAL CONDITION DATA:
Total assets                           $ 1,559,654    1,524,796    1,552,886
Total loans and mortgage-backed
  and related securities                 1,453,411    1,435,755    1,438,684
Customer and brokered deposit
  accounts                                 813,484      851,042      848,105
Stockholders' equity                       159,532      156,572      149,578


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     19.18        18.82        17.77
Earnings per share                            0.55         0.68         0.62
Cash dividends paid per share                 0.225        0.225        0.45


Return on assets (annualized net income
  divided by total average assets)           1.19%        1.47%        1.34%

Return on equity (annualized net income
  divided by average stockholder's equity)  11.58%       14.62%       13.96%


Weighted average shares outstanding      8,318,642    8,437,664    8,434,562
